Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Atlantic Union Bankshares Corporation (“Atlantic Union”) on Form S-4 (the “Registration Statement”) and in the Proxy Statement of Sandy Spring Bancorp, Inc. (“Sandy Spring”) and Prospectus of Atlantic Union, which are part of the Registration Statement, of our written opinion, dated October 20, 2024, appearing as Annex D to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings: “Summary— Opinion of Atlantic Union’s Financial Advisor”, “Risk Factors”, “The Merger— Background of Merger”, “The Merger— Atlantic Union’s Reasons for the Merger; Recommendation of the Atlantic Union Board of Directors”, “The Merger— Opinion of Atlantic Union’s Financial Advisor” and “The Merger — Certain Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Brandon Winikates
Name:	Brandon Winikates
Title:	Executive Director

November 21, 2024